Exhibit 5.1
September 10, 2012

Radisys Corporation
5435 N.E. Dawson Creek Drive
Hillsboro, OR 97124

We are acting as Oregon counsel to Radisys Corporation, an Oregon corporation (the “Company”), for the purpose of rendering this opinion in connection with the registration of the resale of the Company's Common Stock underlying $18,000,000 aggregate principal amount of the Company's 4.5% Convertible Senior Notes due 2015 (the “Notes”) pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933.

The Notes were issued under the Indenture dated February 12, 2008 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated February 12, 2008, between the Company and the Trustee (the “First Supplemental Indenture”) and as further supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture”) dated June 29, 2012 between the Company and the Trustee (the First Supplemental Indenture and the Second Supplemental Indenture, together with the Base Indenture, the “Indenture”).
In connection with rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Articles of Incorporation of the Company, as amended; (ii) the Registration Statement; (iii) the prospectus contained within the Registration Statement; (iv) the Indenture; (v) the subscription agreements relating to the Notes; and (vi) the corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made the inquiries of such officers and representatives that we have deemed relevant and necessary as a basis for the opinions below.

In rendering this opinion, we have assumed the accuracy of the representations and warranties made by, and the due performance and compliance with the agreements and undertakings by, the Company and the purchasers of the Notes as set forth in applicable subscription agreements. In rendering this opinion, we have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of all originals of such latter documents.

Based on our review and on the assumptions set forth herein, we are of the opinion that:

1.The Company is validly existing as a corporation under the laws of the State of Oregon, with corporate power and authority to execute, deliver and perform its obligations under the Notes.

2. The Company's Common Stock underlying the Notes (the “Underlying Shares”) has been duly authorized and reserved for issuance upon conversion of the Notes and when issued upon conversion of the Notes, the Underlying Shares will be validly issued, fully paid and nonassessable.

3.The execution and delivery of the Notes by the Company, and the performance of its obligations under the Notes, have been duly authorized by all necessary corporate action, and the Notes have been duly executed and delivered by the Company.
We are members of the bar of the State of Oregon and do not express any opinion herein covering any law other than the law of the State of Oregon in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP